Exhibit 99.1

Dermira Licenses DRM04 to Maruho for Hyperhidrosis in Japan

•                  Terms include $25 million upfront license payment to Dermira

•                  Maruho to fund all development and commercial costs for DRM04 in Japan

MENLO PARK, Calif., September 20, 2016 — Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases, today announced it has entered into an exclusive license agreement with Maruho Co., Ltd., a Japanese company specializing in dermatology. Pursuant to the terms of the agreement, Dermira has granted Maruho an exclusive license to develop and commercialize DRM04, a topical anticholinergic product candidate currently being developed by Dermira for the treatment of primary axillary hyperhidrosis (excessive underarm sweating), in Japan.

According to a recent study, the prevalence of primary axillary hyperhidrosis in Japan is estimated to be approximately 5.75% of the population, or approximately 7.5 million people.

“Maruho is recognized as a leading dermatology company in Japan and we are pleased it has chosen to enter into this agreement with Dermira to add DRM04 to its clinical development pipeline for the Japanese market,” said Tom Wiggans, chairman and chief executive officer of Dermira. “This licensing agreement further validates the need for an effective, well-tolerated and convenient therapy for hyperhidrosis. We look forward to working with Maruho to bring this potential treatment to patients in Japan who suffer from this debilitating condition.”

Under the terms of the agreement, Dermira will receive an initial $25 million license payment. Dermira also is eligible to receive potential additional payments totaling up to $70 million, contingent on the achievement of milestones associated with submission and approval of a marketing application and certain sales thresholds, as well as royalty payments representing up to a low double-digit percentage of net product sales, in Japan. Maruho is responsible for funding all development and commercial costs for the program in Japan. Until such time, if any, as Maruho elects to establish its own source of supply, Maruho will purchase product supply from Dermira for development and, if applicable, commercial purposes at cost. Subject to discussions with Japanese regulatory authorities, Maruho plans to initiate a Phase 1 clinical trial for DRM04 in Japan.

This license agreement between Dermira and Maruho is not subject to the existing Right of First Negotiation Agreement entered into between the parties in 2013, in connection with which Maruho also made an investment in Dermira. Maruho currently owns approximately 1.2 million shares of common stock of Dermira, representing approximately 3.4% of Dermira’s total shares of common stock outstanding as of August 1, 2016.

About DRM04 and Dermira’s Phase 3 Clinical Program

DRM04 is a topical anticholinergic product candidate in development for patients with primary axillary hyperhidrosis (excessive underarm sweating). In June 2016, Dermira reported results from two DRM04 Phase 3 clinical trials, ATMOS-1 and ATMOS-2, which were designed as identical, multi-center, randomized, double-blind, vehicle-controlled trials to assess the safety and efficacy of DRM04 at a concentration of 3.75% compared to vehicle in adolescent and adult patients (ages nine and older) with primary axillary hyperhidrosis. Both clinical trials evaluated the safety and efficacy of DRM04 compared to vehicle.

The co-primary endpoints for the ATMOS-1 and ATMOS-2 Phase 3 trials were the proportion of patients who achieved at least a four-point improvement from baseline in sweating severity as measured by the Axillary Sweating Daily Diary (ASDD), Dermira’s proprietary patient-reported outcome (PRO) instrument, and the average absolute change from baseline in gravimetrically-measured sweat production. The secondary endpoints in both trials measured the proportion of patients who had at least a two-grade improvement from baseline as measured by the Hyperhidrosis Disease Severity Scale (HDSS) and the proportion of patients with at least a 50% reduction from baseline in gravimetrically-measured sweat production. Each endpoint was measured at the end of the four-week treatment period.

The ATMOS-1 trial enrolled 344 patients at 29 sites in the United States and Germany, and the ATMOS-2 trial enrolled 353 patients at 20 sites in the United States. Inclusion criteria required that prior to the start of treatment, all patients produce at least 50 mg of sweat in each underarm over a five-minute period and rate the severity of their sweating as a four or higher on the 11-point ASDD scale and as a three or a four on the four-grade HDSS. In the ATMOS-1 trial, 229 patients were randomized to receive DRM04 and 115 patients were randomized to receive vehicle; and in the ATMOS-2 trial, 234 patients were randomized to receive DRM04 and 119 patients were randomized to receive vehicle. Patients were instructed to apply the study product to each underarm once daily for four weeks using topical wipes containing either DRM04 or vehicle only.

In the ATMOS-2 trial, DRM04 demonstrated statistically significant improvements for both co-primary endpoints and both secondary endpoints compared to vehicle. In the ATMOS-1 trial, DRM04 demonstrated statistically significant improvements for one of the co-primary endpoints and both secondary endpoints. These results were based on the overall dataset from the intent-to-treat population. For the second co-primary endpoint in the ATMOS-1 trial, when extreme outlier data from one analysis center were excluded in accordance with the pre-specified statistical analysis plan submitted to the U.S. Food and Drug Administration (FDA), DRM04 demonstrated statistically significant results compared to vehicle. Consistent with previous results, DRM04 was generally well-tolerated with side effects that were primarily mild to moderate in severity.

In addition to these trials, Dermira is also conducting ARIDO, an open-label trial assessing the long-term safety of DRM04 as part of its Phase 3 program to provide safety data for a minimum of 100 patients who have received DRM04 for at least 12 months per the International Council on Harmonization guidelines. Patients from the ATMOS-1 and ATMOS-2 trials were permitted to enroll in the ARIDO trial and continue to receive DRM04 (active treatment) for up to an additional 44 weeks from the end of the four-week treatment periods in the ATMOS-1 or ATMOS-2 trials. A total of 564 patients, more than 80%, elected to enroll in ARIDO. Dermira expects to complete the treatment period for the ARIDO trial by the end of 2016.

Based on the results of the ATMOS-1 and ATMOS-2 trials, Dermira plans to submit a New Drug Application (NDA) to the FDA for potential approval of DRM04. The NDA submission is targeted for the second half of 2017, subject to the completion of the ARIDO trial, other registration-enabling activities and a pre-NDA meeting with the FDA.

About Hyperhidrosis

Based on the most recent data available in the United States, the prevalence of hyperhidrosis in 2003 was estimated to be 2.8% of the population, or approximately 7.8 million people. Hyperhidrosis is a condition of sweating beyond what is physiologically required to maintain normal thermal regulation. Sweat is produced by glands in the skin and released to the skin surface through ducts. Sweat gland activity is controlled by the nervous system. The nervous system transmits signals to the sweat glands through acetylcholine, which is known as a neurotransmitter. Primary hyperhidrosis, which is excessive sweating without a known cause, can affect the underarms, palms of the hands, soles of the feet, face and other areas. According to published studies, approximately half of hyperhidrosis sufferers have axillary hyperhidrosis, and roughly one-third of axillary hyperhidrosis sufferers, or 1.3 million Americans, have severe disease that is barely tolerable and frequently interferes with daily activities or is intolerable and always interferes with daily activities as scored by the HDSS. Several studies have demonstrated that excessive sweating often impedes normal daily activities and can result in occupational, emotional, psychological, social and physical impairment.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira’s portfolio includes three late-stage product candidates that target significant unmet needs and market opportunities: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, in Phase 3 development for the treatment of axillary hyperhidrosis (excessive underarm sweating); and DRM01, in Phase 2b development for the treatment of facial acne vulgaris. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to Maruho’s plans for the development and commercialization of, including the initiation of a Phase 1 clinical trial for, DRM04 in Japan; potential payments to Dermira based upon the successful achievement of regulatory- and sales-

based milestones for DRM04 and potential royalty payments for net product sales in Japan; the use of DRM04 as a safe and effective treatment for hyperhidrosis; the expected timing for completion of the treatment period for the open-label ARIDO Phase 3 trial and the results of such trial; the timing of the anticipated pre-NDA meeting with the FDA and other registration-enabling activities; and the potential NDA submission to the FDA for DRM04 and the expected timing of such submission. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcomes of Dermira’s clinical trials; Dermira’s anticipated pre-NDA meeting with the FDA for DRM04; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; Dermira’s ability to obtain regulatory approval for its product candidates; Dermira’s ability to continue to stay in compliance with applicable laws and regulations; Maruho’s plans for the development and commercialization of DRM04; and the outcome of Maruho’s discussions with Japanese regulatory authorities for Maruho’s Phase 1 clinical trial of DRM04 in Japan. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com